EXHIBIT 99.1

            SERVICER'S ANNUAL STATEMENT OF COMPLIANCE


March 16, 1998


LaSalle National Bank
135 South LaSalle Street
Suite 1740
Chicago, Illinois  60674-4107
Attn: Asset Backed Securities Trust Services Group - AMRESCO,Series 1997-C1

Ladies and Gentlemen:

Reference is made to the Pooling and Servicing Agreement dated as of June 1, 1997, among AMRESCO Commercial Mortgage Funding I Corporation, as Depositor, AMRESCO Services, a division of AMRESCO Management, Inc. ("AMI"), as Master Servicer , Midland Loan Services, L.P., as Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank N.V. as Fiscal Agent entered into in connection with AMRESCO Commercial Mortgage Funding I Corporation Mortgage Pass-Through Certificates, Series 1997-C1 (the "PSA"). Effective August 1, 1997, AMI delegated all of its rights, duties and obligations under the PSA to AMRESCO Services, L.P. ("ASLP") (herein AMI, in its capacity as Master Servicer under the PSA with respect to the period from June 1, 1997 to July 31, 1997, and ASLP are collectively "AMRESCO")..

As Senior Vice President of AMRESCO, I have delegated to specified officers ("Officers") the responsibility for reviewing and monitoring the activities of AMRESCO and our performance under the Agreement.

Accordingly,  pursuant  to  Section  3.14  of  the  PSA  and   in
accordance with certifications made to me by each of the Officers, AMRESCO certifies the following:

(1) A review of the activities of AMRESCO for the period from June 1, 1997 to December 31, 1997, and of its performance under the PSA has been made under the supervision of the Officers, who have in turn been under my supervision;

(2) To the best of my knowledge and the Officers' knowledge, based on such review, AMRESCO has fulfilled its obligations as Master Servicer in all material respects under the PSA throughout the period from June 1, 1997 to December 31, 1997;

(3) To the best of my knowledge and the Officers' knowledge, based on such review, each related sub-servicer has fulfilled its obligations under its sub-servicing Agreement in all material respects; and

(4) To the best of my knowledge and the Officers' knowledge, AMRESCO has not received any notice regarding qualification, or challenging the status, of REMIC I, REMIC II or REMIC III as a REMIC from the IRS or any other governmental agency or body.

LaSalle National Bank
Page 2


Please refer to the enclosed independent accountants' report dated January 30, 1998, delivered pursuant to Section 3.15 of the PSA, which discusses the results of their review of our activities under this Agreement and which is incorporated herein by reference.

Very truly yours,

/s/


Daniel B. Kirby
Senior Vice President
AMRESCO Management, Inc., in its capacity as Master Servicer under the PSA with respect to the period from June 1, 1997 to July 31, 1997, and AMRESCO Services, L.P.

Enclosures

cc:  AMRESCO Commercial Mortgage Funding, L.P.
     700 North Pearl Street
     Suite 1600
     Dallas, Texas   75201-7424

     Standard & Poor's Rating Service
     26 Broadway
     New York, New York  10004
     Attn:  Commercial Mortgage Surveillance Group

     Fitch Investors Service, L.P.
     One State Street Plaza
     New York, New York  10004
     Attn:  Commercial Mortgage Surveillance Group